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Exhibit 99.1

Contact:
1-800-281-1163
investors@rbcbearings.com

RBC Bearings Incorporated Prices its Initial Public Offering
Shares to Trade Under Ticker Symbol "ROLL"

        Oxford, Connecticut—August 10, 2005—RBC Bearings Incorporated (RBC Bearings) will begin trading its common stock on the Nasdaq National Market today under the ticker symbol "ROLL." The initial public offering of 9,288,000 shares of common stock was priced at $14.50 per share. Of the shares offered, 6,273,000 shares were sold by the Company and 3,015,000 shares were sold by selling stockholders. The underwriters have an option to purchase up to 1,243,200 additional shares to cover any over-allotments.

        The offering was made through an underwriting syndicate led by Merrill Lynch & Co. as the sole book-running manager and Keybanc Capital Markets and Jefferies & Company as co-managers.

        Copies of the prospectus relating to the offering may be obtained from Merrill Lynch & Co., Attn: Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offer or sale will be made only by means of the written prospectus forming a part of the effective registration statement.

About RBC Bearings

        RBC Bearings Incorporated (RBC Bearings) is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 18 facilities located throughout North America and Europe.

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  Exhibit 99.1